Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE DISTRIBUTION

Contact:	Brad Pedersen CEO, President, and Director Phone: 973-602-1001

BREEZE-EASTERN REPORTS FISCAL 2013 and FOURTH QUARTER RESULTS

Whippany, New Jersey – June 6, 2013 – Breeze-Eastern Corporation (NYSE MKT: BZC) today reported its fiscal 2013 financial results.

•	Net sales: $80.0 million versus $84.9 million for fiscal 2012.

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Net income: $4.1 million, or $0.43 per diluted share, versus $3.8 million, or $0.39 per diluted share, last year. Fiscal 2012 included engineering product development discontinuance and qualification unit obsolescence accruals of $4.4 million pretax which is $2.6 million after tax, or $0.27 per diluted share

•	Adjusted EBITDA, (as described under “Non-GAAP Financial Measures” in this press release): $9.7 million, versus $8.7 million in fiscal 2012.

•	Debt: zero versus $10.7 million a year ago.

•	Bookings: $83.9 million, versus $65.0 million in fiscal 2012. The book-to-bill ratio for fiscal 2013 was 1.0 and 0.8 for fiscal 2012.

For the fiscal 2013 fourth quarter, the financial results follow.

•	Net sales: $22.0 million versus $29.2 million in last year’s fiscal fourth quarter.

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Net income: $1.2 million, or $0.12 per diluted share, versus $1.0 million, or $0.10 per diluted share, in the fiscal 2012 fourth quarter which included engineering product development discontinuance and qualification unit obsolescence accruals described above.

•	Adjusted EBITDA: $3.2 million, versus $2.4 million in the fiscal 2012 fourth quarter.

•	Bookings: $17.4 million, versus $21.8 million in the fiscal 2012 fourth quarter.

35 Melanie Lane — Whippany — New Jersey 07981

Tel: (973) 602-1001 — Fax: (973) 739-9333 — www.breeze-eastern.com

Breeze-Eastern Corporation – June 6, 2013

Fiscal 2013 Fourth Quarter and Full Fiscal Year Earnings Release

Brad Pedersen, Chief Executive Officer and President, said, “The Breeze-Eastern Team achieved several milestones in fiscal 2013. Our engineering new product development teams achieved significant progress towards completion and we made new product deliveries to two major OEM’s in support of their certification efforts. We have also made significant changes to our organization and now we can more efficiently and effectively support our customers with spares, repairs and technical services. Sales backlog improved from signing a large multi-year production contract and two significant new product development contracts. Both of these were with major aircraft OEM’s.”

“Our cash flow continues to show strength. During the year we prepaid all of our debt of $10.7 million, more than a year early, and our cash net of debt grew by $4.7 million. This cash growth was after funding new product engineering development for new aircraft platforms and after increasing inventory to improve customer responsiveness in overhaul and repair and spare parts.”

Mr. Pedersen continued, “Our engineering costs for new product development have started to decline, and we expect this to continue in fiscal 2014 as we achieve qualification milestones and meet customer commitments. Our sales decrease from last year was expected, although fiscal 2013 sales were the second highest in company history. Currently, we face uncertain U.S. Government spending levels due to sequestration, and we cannot yet predict this impact on fiscal 2014 sales and profitability.”

Mark Mishler, Chief Financial Officer, said, “We had $6.7 million in cash at year end as we continue to generate good cash flow which funds new product development and our customer service focus. We are also now debt free. Our selling, general, and administrative expenses were lower than last year, reflecting our focus on controlling costs.”

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The Company will conduct a conference call at 10:00 AM EDT on Thursday, June 6, 2013 with the following numbers: (866) 314-5232 or (617) 213-8052 and passcode 58502835.

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We are pleased to introduce a mobile phone and tablet friendly Investor Relations site. Visit http://phx.corporate-ir.net/Mobile.view?c=114678 from your mobile device or tablet for listen-only mode for the conference call.

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Breeze-Eastern Corporation (http://www.breeze-eastern.com) is a leading global designer and manufacturer of high performance lifting and pulling devices for military and civilian aircraft, including rescue hoists, winches and cargo hooks, and weapons-lifting systems. The Company employs approximately 190 people at its facilities in Whippany, New Jersey.

Breeze-Eastern Corporation – June 6, 2013

Fiscal 2013 Fourth Quarter and Full Fiscal Year Earnings Release

Non–GAAP Financial Measures

In addition to disclosing financial results that are determined in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company also discloses Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization, other income/expense, loss on debt extinguishment, and relocation expense). The Company presents Adjusted EBITDA because it considers it an important supplemental measure of performance. Measures similar to Adjusted EBITDA are widely used by the Company and by others in the Company’s industry to evaluate performance and valuation. The Company believes Adjusted EBITDA facilitates operating performance comparisons from period to period and company to company by backing out potential differences caused by variations in capital structure (affecting relative interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses) and the age and book depreciation of facilities and equipment (affecting relative depreciation expense). The Company also presents Adjusted EBITDA because it believes it is frequently used by investors and other interested parties as a basis for evaluating performance.

Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. Some of the limitations of Adjusted EBITDA are that (i) it does not reflect the Company’s cash expenditures for capital assets, (ii) it does not reflect the significant interest expense or cash requirements necessary to service interest or principal payments on the Company’s debt, and (iii) it does not reflect changes in, or cash requirements for, the Company’s working capital. Furthermore, other companies in the aerospace and defense industry may calculate these measures differently than the manner presented above. Accordingly, the Company focuses primarily on its GAAP results and uses Adjusted EBITDA only supplementally. A reconciliation of Adjusted EBITDA to net income, the most directly comparable GAAP measure, for the three and twelve months ended March 31, 2013 is shown in the tables below.

INFORMATION ABOUT FORWARD-LOOKING STATEMENTS

This news release contains “forward-looking statements” – that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” or “will.” These forward-looking statements are not guarantees and are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. For us, particular uncertainties that could cause our actual results to be materially different than those expressed in our forward-looking statements include: changes in business conditions, changes in applicable laws, rules and regulations affecting us in locations in which we conduct business, interest rate trends, a decline or redirection of the United States defense budget, the failure of Congress to approve a budget or continuing resolution, the termination of any contracts with the United States Government, changes in our sales strategy and product development plans, changes in the marketplace, developments in environmental proceedings that we are involved in, continued services of our executive management team, competitive pricing pressures, security breaches, market acceptance of our products under development, delays in the development of products, changes in spending allocation or the termination, postponement, or failure to fund one or more significant contracts by the United States Government or other customers, determination by us to dispose of or acquire additional assets, events impacting the United States and world financial markets and economies; and such other factors that may be identified from time to time in our Securities and Exchange Commission (“SEC”) filings and other public announcements including those specific risks disclosed under the caption “Risk Factors” in Part 1, Item 1A of our Annual Report on Form 10-K for the year ended March 31, 2013. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the foregoing. Readers are cautioned not to place undue reliance on our forward-looking statements, as they speak only as of the date made. Except as required by law, we assume no duty to update or revise our forward-looking statements.

Breeze-Eastern Corporation – June 6, 2013

Fiscal 2013 Fourth Quarter and Full Fiscal Year Earnings Release

BREEZE-EASTERN CORPORATION

STATEMENTS OF CONSOLIDATED OPERATIONS

(In Thousands of Dollars Except Share Data)

	Three Months Ended		Twelve Months Ended
	3/31/13	3/31/12	3/31/13	3/31/12
Net sales	$21,952	$29,215	$79,956	$84,942
Cost of sales	13,109	17,299	47,143	49,728

Gross profit	8,843	11,916	32,813	35,214

Selling, general, and administrative expenses	4,301	4,023	15,246	15,661
Engineering expense	1,664	6,056	9,377	12,531

Operating income	2,878	1,837	8,190	7,022

Interest expense	18	80	227	396
Other expense-net	25	20	93	109

Income before income taxes	2,835	1,737	7,870	6,517

Provision for income taxes	1,679	733	3,794	2,741

Net income	$1,156	$1,004	$4,076	$3,776

Basic earnings per share:	$0.12	$0.11	$0.43	$0.40
Diluted earnings per share:	$0.12	$0.10	$0.43	$0.39

Weighted average basic shares	9,533,000	9,490,000	9,511,000	9,473,000
Weighted average diluted shares	9,605,000	9,583,000	9,573,000	9,593,000

BALANCE SHEET INFORMATION

(In Thousands of Dollars)

	3/31/13	3/31/12
Cash	$6,688	$12,683
Other current assets	42,008	42,997

Total current assets	48,696	55,680
Fixed assets – net	6,686	7,620
Other assets	18,031	16,551

Total assets	$73,413	$79,851

Current portion of long-term debt and short term borrowings	$—	$2,464
Other current liabilities	14,662	14,068

Total current liabilities	14,662	16,532
Long-term debt	—	8,215
Other non-current liabilities	15,679	16,952
Stockholders’ equity	43,072	38,152

Total liabilities and stockholders’ equity	$73,413	$79,851

Breeze-Eastern Corporation – June 6, 2013

Fiscal 2013 Fourth Quarter and Full Fiscal Year Earnings Release

Reconciliation of Reported Income to Adjusted EBITDA

(In Thousands of Dollars)

	Three Months Ended		Twelve Months Ended
	3/31/13	3/31/12	3/31/13	3/31/12
Net sales	$21,952	$29,215	$79,956	$84,942
Cost of sales	13,109	17,299	47,143	49,728

Gross Profit	8,843	11,916	32,813	35,214

Selling, general and administrative expenses	4,301	4,023	15,246	15,661
Engineering expense	1,664	6,056	9,377	12,531

Operating income	2,878	1,837	8,190	7,022

Add back: Depreciation and amortization	362	574	1,475	1,709

Adjusted EBITDA	$3,240	$2,411	$9,665	$8,731

Net income	$1,156	$1,004	$4,076	$3,776
Provision for income taxes	1,679	733	3,794	2,741
Depreciation and amortization	362	574	1,475	1,709
Interest expense	18	80	227	396
Other expense-net	25	20	93	109

Adjusted EBITDA	$3,240	$2,411	$9,665	$8,731

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